EXHIBIT 99.1

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NEWS RELEASE
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                                           CONTACT: Hugh Aiken or
                                                    Kevin McDermed
                                                    913 367 2121
                                                    NYSE:  FDY

                          ATCHISON CASTING CORPORATION
                           TO CLOSE EMPIRE STEEL UNIT

     Atchison, Kansas - August 31, 2001 - Atchison Casting Corporation (NYSE:FDY) today announced plans to close its Empire Steel Castings facility, one of the two steel foundries belonging to its Pennsylvania Foundry Group unit.

     The charge for the write-off of the remaining fixed assets is expected to be approximately $1.8 million before tax, net of anticipated proceeds from sale of equipment. In the fiscal year ending June 30, 2001, Empire Steel represented a net loss after tax of $2.6 million on sales of $10.1 million. Many of the remaining 138 employees will be affected.

     "As a result of several years of slow markets and poor financial results, we will close Empire Steel over the next 60 days," said Tom Armstrong, Chief Operating Officer -- North America. Armstrong added, "Many of the customers will be encouraged to transfer their business to other Atchison locations, this will increase the utilization rates of these foundries and should result in improved profitability".

     ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

     This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the expected results because of a variety of factors, including market conditions, the ability to transfer orders to other Company locations, the value of eventual asset sales, management skills, the economy and other factors described in the Company's filings with the U.S. Securities and Exchange Commission.